Exhibit 99.1
[Logo]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE
Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518
                  Josh.Howell@Level3.com                   Robin.Grey@Level3.com


                      Level 3 Reports Third Quarter Results

Thursday, October 20, 2005

Financial Highlights
o    Consolidated  Revenue of $799  million and $364  million of  Communications
     Revenue
o    Net Loss of $204 million, or $0.29 per share
o    Consolidated Adjusted OIBDA of $95 million
o    Total Capital Expenditures of $95 million
o    Consolidated Free Cash Flow of negative $48 million

Business Highlights
o    Company upgrades its network infrastructure
o Transport, IP and VoIP combined revenue increases by 8 percent, versus second quarter 2005
o    Company's price compression continues to moderate
o    IP backbone growth continues; traffic exceeds 3.2 petabytes per day


BROOMFIELD, Colo., October 20, 2005 - Level 3 Communications, Inc. (Nasdaq:LVLT) reported consolidated revenue of $799 million for the third quarter 2005, compared to $910 million for the second quarter 2005. Communications revenue was $364 million in the third quarter, versus $371 million for the previous quarter. Information services revenue was $415 million, compared to $520 million for the previous quarter.

The net loss for the third quarter 2005 was $204 million, or $0.29 per share, compared to a net loss of $188 million or $0.27 per share for the previous quarter. Consolidated Adjusted OIBDA(1) was $95 million in the third quarter 2005, compared to previously provided projections of $75 million to $95 million and $115 million for the previous quarter.

"Level 3's third quarter performance reflects several positive industry dynamics including continuing strong demand for wholesale communications services and the continuing moderation of price compression," said James Q. Crowe, CEO of Level
3. "We are pleased with the growth in our transport, IP and Voice over IP services during the quarter, and we believe our results point to the improving fundamentals of our business."

Third Quarter Financial Results


Metric                                                        Third Quarter Actuals    Third Quarter
($ in millions)                                                                        Projections (1)

Communications Services Revenue (2) (excluding termination    $344
revenue)
   Reciprocal Compensation                                    $19
   Termination Revenue                                        $1
Communications Revenue                                        $364                     $345-$365
Information Services Revenue                                  $415
Other Revenue                                                 $20
Consolidated Revenue                                          $799
Consolidated Adjusted OIBDA (3)(4)                            $95                      $75-$95
Capital Expenditures                                          $95
Unlevered Cash Flow (4)                                       $47
Free Cash Flow (4)                                            ($48)
Communications Gross Margin (4)                               69%

(1)  Projections issued July 21, 2005
(2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue
(3) Consolidated Adjusted OIBDA excludes $14 million in stock-based compensation expense and $2 million of non-cash impairment charges
(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures


Communications Business
Revenue
Communications revenue for the third quarter 2005 was $364 million, versus $371 million for the previous quarter. Communications revenue for the third quarter included $345 million of communications services revenue and $19 million of reciprocal compensation revenue, compared to $342 million and $29 million, respectively, in the second quarter.

"While third quarter reciprocal compensation revenue was below our year-to-date quarterly average, this is the result of normal fluctuations caused by a variety of factors," said Sunit Patel, CFO of Level 3. "We expect to see reciprocal compensation in the fourth quarter 2005 increase to more closely approximate our 2005 quarterly average."

Included in communications services revenue was $1 million and $2 million of termination revenue for the third and second quarters, respectively.

Communications services revenue excluding termination revenue increased by $4 million, versus the second quarter, primarily due to increases in transport and infrastructure revenue and voice revenue, offset partially by expected declines in managed modem, DSL aggregation and legacy low-speed IP managed services. Excluding managed modem and DSL aggregation, communications revenue increased 8 percent, versus the second quarter.

                                             Quarter ended    Quarter ended June     Dollar
 Communications Revenue ($ in millions)       September 30,         30, 2005          Change
                                                  2005

 Transport and Infrastructure                            $132                 $122          $10
 IP & Data Services (excluding DSL)                       $67                  $66           $1
 Voice                                                    $31                  $25           $6
 Managed Modem                                            $97                 $103         ($6)
 DSL                                                      $17                  $24         ($7)
   Communications Services Revenue                       $344                 $340           $4
 Reciprocal Compensation                                  $19                  $29        ($10)
 Termination Revenue                                       $1                   $2         ($1)
 Communications Revenue                                  $364                 $371         $(7)

The communications deferred revenue balance was $880 million in the third quarter, compared to $879 million in the second quarter.

Cost of Revenue
Communications cost of revenue for the third quarter 2005 was $112 million, versus $110 million in the previous quarter. Communications gross margin(1) was 69 percent for the third quarter, compared to 70 percent in the second quarter. The decline in communications gross margin is primarily attributable to a decrease in reciprocal compensation revenue.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $178 million for the third quarter 2005, versus $182 million for the previous quarter. SG&A expenses for the third quarter include a $5 million property tax benefit and $13 million of non-cash stock compensation expense. Second quarter SG&A expenses included a $2 million property tax benefit and $9 million of non-cash stock compensation expense.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business was $84 million for the third quarter 2005, compared to $88 million for the previous quarter, primarily as a result of a decrease in reciprocal compensation revenue, partially offset by a reduction in operating expenses.

Communications Adjusted OIBDA margin(1) was 23 percent for the third quarter 2005, versus 24 percent in the previous quarter. Communications Adjusted OIBDA includes a $3 million cash lease termination charge, excludes a $2 million non-cash asset impairment charge, and excludes non-cash stock compensation expense of $13 million in the third quarter. Second quarter

Communications Adjusted OIBDA excludes a $4 million non-cash asset impairment charge and non-cash stock compensation of $9 million in the quarter.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

Revenue and Adjusted  Operating  Income  Before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $415 million for the third quarter 2005. This compares to revenue of $520 million for the previous quarter and $392 million for the same period last year. Adjusted OIBDA(1) for the information services business was $11 million for the third quarter, which excludes $1 million in non-cash stock compensation expense, compared to Adjusted OIBDA of $15 million in the previous quarter, excluding $1 million in non-cash stock compensation expense. For the same period last year, Adjusted OIBDA was $9 million.

"Our information services group continues to perform well, including solid revenue growth and profitability," said Charles C. Miller, vice chairman of Level 3. "The Software Spectrum business continues to show double digit profit growth from last year, in part as a result of our recent focus on sales to middle market enterprise customers. In addition, our (i)Structure subsidiary signed three contracts with a value of $76 million in the quarter. Normal seasonality accounts for the decrease in revenue and Adjusted OIBDA in the third quarter, as compared to the second quarter."

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $20 million and zero, respectively, in the third quarter 2005, compared to $19 million and $12 million for the previous quarter. Adjusted OIBDA for the third quarter included approximately $2 million in one-time expenses. Second quarter Adjusted OIBDA included an $11 million benefit related to favorable resolution of certain coal production tax issues, favorable settlement of an obligation to provide insurance for employees of the company's former packaging business and the receipt of insurance proceeds reimbursing the company for payments made to settle environmental litigation.

Consolidated Cash Flow and Liquidity
During the third quarter 2005, Unlevered Cash Flow(1) was positive $47 million, versus positive $3 million during the second quarter. Consolidated Free Cash Flow for the third quarter was negative $48 million, versus negative $96 million for the previous quarter.

"The company's negative Consolidated Free Cash Flow improved in the third quarter primarily as a result of working capital improvements in the communications business, partially offset by higher capital expenditures," said Patel.

As of September 30, 2005, the company had cash and marketable securities of approximately $1.3 billion, which approximated the balance at the end of last quarter.

Corporate Transactions

During the quarter, the refinancing of the mortgage on the company's corporate headquarters was completed in the principal amount of $70 million with a 6.86 percent fixed interest rate and an initial maturity date of September, 2010.

Customer and Operations Update
"Demand for transport, IP and VoIP services remains strong," said Kevin O'Hara, president and chief operating officer of Level 3. "We believe our customers value Level 3's ability to provide a unique combination of transport, IP and VoIP solutions. Additionally, we continue to see improvements in the pricing environment."

The company currently estimates its cost of recovery from Hurricane Katrina at less than $5 million. Any payments received under the company's insurance coverage will reduce the cost of recovery estimate.

Network Upgrades and Improved Cost Efficiencies
During the quarter, Level 3 completed a substantial portion of its optical transport network upgrade. The company is installing a new generation of equipment that employs photonic integrated circuits. The company is also making technical upgrades to its core Internet Protocol network. Both deployments are expected to be completed by year-end in North America and by mid-2006 in Europe. These network upgrades are expected to significantly improve the operational and economic efficiencies of the company's network.

Business Outlook

"We remain focused on providing our customers value through our ability to offer scaleable transport, IP and VoIP solutions," said Crowe. "Given improvements in both market demand and pricing that we believe are becoming apparent, we have increased funding for capital expenditures by approximately $45 million versus beginning of the year projections. The resulting network upgrades are expected to lead to substantial improvements in unit capital cost and operating efficiencies. Additionally, we are increasing capacity on our network to support expected growth from signed contracts and anticipated contracts."

Full Year 2005 Projections
o Company narrows range for Communications Revenue full year projection from a range of 4 to 7 percent decline to a range of 4 to 6 percent decline.
o Company reiterates previously issued Communications Adjusted OIBDA margin projection.
o Consolidated Free Cash Flow is expected to be negative $370 million to negative $395 million. This is an increase of $15 million to $20 million, versus previously issued projections as a result of an increase in the company's accelerated and increased capital expenditures planned in 2005.

Fourth Quarter 2005
o Communications revenue is projected to be $340 million to $360 million, with expected decreases in DSL aggregation, managed modem and legacy low-speed IP managed services partially offset by anticipated growth in transport, IP and VoIP services.
o    Consolidated Adjusted OIBDA is expected to be $85 million to $105 million.

Metric                                                        Fourth Quarter           Full Year 2005 Projections
($ in millions)                                               Projections
Communications Revenue                                         $340 to $360            4 percent to 6 percent
                                                                                       decline
Consolidated Adjusted OIBDA                                   $85 to $105              N/A
Communications Adjusted OIBDA Margin                          N/A                      Mid-20 percent range
Negative Consolidated Free Cash Flow                          N/A                      $370 to $395


Summary
"We are pleased with the results of our continued disciplined approach to pricing and our decision to further invest in our business. Our network investments enable us to comprehensively meet high bandwidth customers' growing needs and maintain our low-cost position," Crowe said. "In addition, our strong liquidity position gives us the flexibility to support ongoing customer demand and seek opportunities to further grow our business."

Conference Call and Web site Information
Level 3 will hold a conference call to discuss the company's third quarter results at 10:00 a.m. Eastern Time today. To join the call, please dial 612-288-0318. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 797035 An archived webcast of the third quarter conference call together with the press release, financial statements, historical financial supplement and non-GAAP reconciliations may also be accessed at www.level3.com.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3's network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company's existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

(1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

COMMUNICATIONS GROSS MARGIN ($ in millions)
                                               Q205             Q305
Communications Revenue                         $371             $364
Communications Cost of Revenue                 $110             $112
Communications Gross Margin ($)                $261             $252
Communications Gross Margin (%)                 70%               69%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.


Consolidated Adjusted OIBDA

Three Months Ended September 30, 2005        Communications  Information                 Con-
($ in millions)                                                Services       Other     solidated

Net Earnings/(Loss)                             ($211)            $3            $4       ($204)
Income Tax (Benefit)/Expense                      $1              $--          $--         $1
Plus Other (Income)/Expense                      $123             $2           ($6)       $119
Operating Income/(Loss)                          ($87)            $5           $(2)       ($84)
Plus Non-Cash Impairment Charge                   $2              $--          $--         $2
Plus Depreciation and Amortization Expense       $156             $5            $2        $163
Plus Non-Cash Stock Compensation Expense          $13             $1           $--         $14
Consolidated Adjusted OIBDA                       $84             $11          $--         $95

Consolidated Adjusted OIBDA

Three Months Ended June 30, 2005                           Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                           ($205)             $8            $9          ($188)
Income Tax (Benefit)/Expense                                    $--              $1            $2            $3
Plus Other (Income)/Expense                                    $119              $1            $--          $120
Operating Income/(Loss)                                        ($86)            $10            $11          ($65)
Plus Non-Cash Impairment Charge                                 $4              $--            $--           $4
Plus Depreciation and Amortization Expense                     $161              $4            $1           $166
Plus Non-Cash Stock Compensation Expense                        $9               $1            $--           $10
Consolidated Adjusted OIBDA                                     $88             $15            $12          $115


Consolidated Adjusted OIBDA

Three Months Ended September 30, 2004       Communications  Information                     Con-
($ in millions)                                                Services        Other       solidated
Net Earnings/(Loss)                            ($181)             $4            $6          ($171)
Income Tax (Benefit)/Expense                     $--             $--            $--           $--
Plus Other (Income)/Expense                     $121             $--           ($1)          $120
Operating Income/(Loss)                         ($60)             $4            $5           ($51)
Plus Depreciation and Amortization Expense      $163              $5            $2           $170
Plus Non-Cash Stock Compensation Expense         $10             $--            $--           $10
Consolidated Adjusted OIBDA                     $113              $9            $7           $129


Communications Adjusted OIBDA Margin
($ in millions)                               Q205                   Q305
Communications Revenue                        $371                   $364
Communications Adjusted OIBDA                  $88                    $84
Communications Adjusted OIBDA Margin            24%                   23%

Projected Consolidated Adjusted OIBDA
Three Months Ended December 31, 2005                  Consolidated
($ in millions)                                          Range
                                                  Low           High
Net Earnings/(Loss)                              ($215)        ($200)
Plus Other (Income)/Expense                       $125          $130
Operating Income/(Loss)                           ($90)         ($70)
Plus Depreciation and Amortization Expense        $160          $160
Plus Non-Cash Stock Compensation Expense          $15           $15
Consolidated Adjusted OIBDA                       $85           $105


Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less net capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated  Free  Cash  Flow is  defined  as net cash  provided  by (used  in)
operating activities less net capital expenditures as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or debt principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW

Three Months Ended September 30, 2005                                  Consolidated Free
($ in millions)                                   Unlevered Cash Flow       Cash Flow
Net Cash Provided By Operating Activities                 $47                  $47
Capital Expenditures, net                                ($95)                ($95)
Cash Interest Paid                                       $106                  N/A
Interest Income                                          ($11)                 N/A
Total                                                     $47                 ($48)

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW

Three Months Ended June 30, 2005                                         Consolidated Free
($ in millions)                                    Unlevered Cash Flow       Cash Flow
Net Cash Used In Operating Activities                     ($11)                ($11)
Capital Expenditures, net                                 ($85)                ($85)
Cash Interest Paid                                        $109                  N/A
Interest Income                                           ($10)                 N/A
Total                                                      $3                  ($96)


PROJECTED CONSOLIDATED FREE CASH FLOW                   Consolidated
Twelve Months Ended December 31, 2005                      Range
($ in millions)
                                                    Low             High
Net Cash Used In Operating Activities              ($85)            ($50)
Capital Expenditures, net                         ($310)           ($320)
Total                                             ($395)           ($370)

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
[Logo]

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)
                                                                             Three Months Ended
                                                                       September 30,      June 30,       September 30,
(dollars in millions, except per share data)                                2005            2005              2004

Revenue:
   Communications                                                                $ 364           $ 371              $ 423
   Information Services                                                            415             520                392
   Other                                                                            20              19                 25
                                                                                    --              --                 --
     Total Revenue                                                                 799             910                840

Costs and Expenses:
   Cost of Revenue                                                                 495             588                487
   Depreciation and Amortization                                                   163             166                170
   Selling, General and Administrative, including non-cash
     compensation of $14, $10 and $10, respectively                                220             217                234
   Restructuring Charges, including non-cash impairment
     charges of $2, $4 and $-, respectively                                          5               4                  -
                                                                                     -               -                  -
     Total Costs and Expenses                                                      883             975                891

Operating Loss                                                                     (84)            (65)               (51)

Other Income (Loss), net:
   Interest Income                                                                  11              10                  3
   Interest Expense                                                               (138)           (139)              (120)
   Other Income                                                                      8               9                 (3)
                                                                                     -               -                 --
     Other Income (Loss)                                                          (119)           (120)              (120)
                                                                                  ----            ----               ----

Loss Before Income Taxes                                                          (203)           (185)              (171)

Income Tax Expense                                                                  (1)             (3)                 -
                                                                                    --              --                  -

Net Loss                                                                        $ (204)         $ (188)            $ (171)
                                                                                ======          ======             ======

Basic Loss per Share:
   Net Loss                                                                    $ (0.29)        $ (0.27)           $ (0.25)
                                                                               =======         =======            =======

Weighted Average Shares Outstanding (in thousands):
   Basic                                                                       699,332         695,533            685,074
                                                                               =======         =======            =======

          (c) 2005 by Level 3 Communications, Inc. All rights reserved.

[Logo]

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)

                                                                                September 30,       June 30,       December 31,
(dollars in millions)                                                               2005             2005             2004

Assets

Current Assets:
     Cash and cash equivalents                                                           $ 490            $ 448             $ 443
     Marketable securities                                                                 403              329               225
     Restricted securities                                                                  38               27                48
     Accounts receivable, less allowances of $21, $22 and $23, respectively                407              544               545
     Other                                                                                 162              132               141
                                                                                           ---              ---               ---
Total Current Assets                                                                     1,500            1,480             1,402

Property, Plant and Equipment, net                                                       5,101            5,158             5,408

Marketable Securities                                                                      408              506               114

Restricted Securities                                                                       71               70                67

Intangibles, net and Goodwill                                                              401              421               457

Other Assets, net                                                                           99               98                96
                                                                                            --               --                --
                                                                                       $ 7,580          $ 7,733           $ 7,544
                                                                                       =======          =======           =======
Liabilities and Stockholders' Deficit

Current Liabilities:

     Accounts payable                                                                    $ 492            $ 578             $ 614
     Current portion of long-term debt                                                       -                1               144
     Accrued payroll and employee benefits                                                  66               57                82
     Accrued interest                                                                      130              107                73
     Deferred revenue                                                                      208              182               255
     Other                                                                                 102              115               134
                                                                                           ---              ---               ---
Total Current Liabilities                                                                  998            1,040             1,302

Long-Term Debt, less current portion                                                     6,020            5,945             5,067

Deferred Revenue                                                                           734              731               840

Other Liabilities                                                                          460              461               492

Stockholders' Deficit                                                                     (632)            (444)             (157)
                                                                                          ----             ----              ----

                                                                                       $ 7,580          $ 7,733           $ 7,544
                                                                                       =======          =======           =======

          (c) 2005 by Level 3 Communications, Inc. All rights reserved.

[Logo]

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)
                                                                                            Three Months Ended
                                                                                     September 30,       June 30,      September 30,
(dollars in millions)                                                                     2005             2005              2004
Cash Flows from Operating Activities:
    Net loss                                                                                  $ (204)       $ (188)          $ (171)
    Adjustments to reconcile net loss to net cash provided by
          (used in) operating activities:
       Depreciation and amortization                                                             163           166              170
       Non-cash impairment expenses                                                                2             4                -
       Gain (loss) on sale of property, plant and equipment, and other assets                     (7)           (1)               2
       Non-cash compensation expense attributable to stock awards                                 14            10               10
       Deferred revenue                                                                           29             5               15
       Amortization of debt issuance costs                                                         4             4                4
       Accreted interest on discount debt                                                          5             6               19
       Accrued interest on long-term debt                                                         23            20               10
       Changes in working capital items net of amounts acquired:
          Receivables                                                                            137          (114)             101
          Other current assets                                                                   (30)          (11)               9
          Payables                                                                               (86)          102             (120)
          Other current liabilities                                                                1            (2)             (69)
       Other                                                                                      (4)          (12)               4
                                                                                                  --           ---                -
Net Cash Provided by (Used in) Operating Activities                                               47           (11)             (16)

Cash Flows from Investing Activities:
    Capital expenditures, net                                                                    (95)          (85)             (82)
    Proceeds from sale of property, plant and equipment                                            7             3                3
    Proceeds from sale and maturity of marketable securities                                      29           100               20
    Purchase of marketable securities                                                              -          (648)               -
    Decrease (increase) in restricted cash and securities, net                                    (9)            2               (1)
    ICG acquisition                                                                                -             -               (5)
    Investments                                                                                    -           (10)               -
                                                                                                  ---          ---               --
Net Cash Used in Investing Activities                                                            (68)         (638)             (65)

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                              67           877                -
    Purchases and payments on long-term debt, including current portion                           (1)         (105)              (1)
                                                                                                  --          ----               --
Net Cash Provided by (Used in) Financing Activities                                               66           772               (1)

Effect of Exchange Rates on Cash                                                                  (3)          (11)               2
                                                                                                  --           ---                -

Net Change in Cash and Cash Equivalents                                                           42           112              (80)

Cash and Cash Equivalents at Beginning of Period                                                 448           336              547
                                                                                                 ---           ---              ---

Cash and Cash Equivalents at End of Period                                                     $ 490         $ 448            $ 467
                                                                                               =====         =====            =====

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                         $ 106         $ 109             $ 87

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities               $ 1,301       $ 1,283            $ 856

          (c) 2005 by Level 3 Communications, Inc. All rights reserved.

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